
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying audited financial statements.
</LEGEND>
<NAME> DEAN WITTER REALTY INCOME PARTNERSHIP IV L.P.

<CIK> 0000819342
<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                          DEC-31-1995
<PERIOD-END>                               DEC-31-1995
<CASH>                                       6,456,209
<SECURITIES>                                         0
<RECEIVABLES>                                2,629,585
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             115,021,277<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<COMMON>                                             0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<OTHER-SE>                                  88,583,394<F2>
<TOTAL-LIABILITY-AND-EQUITY>               115,021,277<F3>
<SALES>                                              0
<TOTAL-REVENUES>                            (4,999,134)<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                            10,491,429
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                            (15,490,563)
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                        (15,490,563)
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                               (15,490,563)
<EPS-PRIMARY>                                   (45.79)<F5>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include net investments in real estate of $67,341,144, investments in joint ventures of $37,325,849 and net deferred expenses of $1,268,490.
<F2>Represents partners' capital.
<F3>Liabilities include accounts payable and accrued liabilities of $213,948 and minority interests in consolidated joint ventures of $26,223,935.
<F4>Total revenues include rent of $8,272,320, equity in losses of joint ventures of $(13,630,960) and interest and other revenue of $359,506.
<F5>Represents net income per Unit of limited partnership interest.

